Exhibit 10.12

Summary of Compensation Payable to Named Executive Officers

Base Salary. The Compensation and Leadership Development Committee (the “Committee”) of the Board of Directors of Yahoo! Inc. (“Yahoo!”) has previously approved the base salaries of Yahoo!’s principal executive officer, principal financial officer, and the other persons named in the Summary Compensation Table of Yahoo!’s Proxy Statement filed with the Securities and Exchange Commission on April 29, 2011 who are currently employed as executive officers by Yahoo! (together, the “Named Executive Officers”). The following table shows the current annual base salary for each of the Named Executive Officers, which became effective on April 1, 2011 (with the exception of the base salary for Mr. Morse, which became effective on September 15, 2011):

Name and Principal Position	Annual Base Salary ($)
Timothy R. Morse Executive Vice President, Chief Financial Officer and Interim Chief Executive Officer	750,000
Blake Irving Executive Vice President and Chief Product Officer	755,000
Ross Levinsohn Executive Vice President, Americas	700,000
Michael J. Callahan Executive Vice President, General Counsel and Secretary	500,000

Bonus. In addition to receiving a base salary, Yahoo!’s Named Executive Officers are also eligible to receive an annual bonus.

Annual bonuses for the Named Executive Officers will be determined under Yahoo!’s Executive Incentive Plan. The Named Executive Officers’ respective target annual bonus opportunities (expressed as a percentage of annual base salary) under the Executive Incentive Plan are currently as follows: Mr. Morse – 120%, Mr. Irving – 120%, Mr. Levinsohn – 120%, and Mr. Callahan – 90%. The Committee also has the ability to award discretionary bonuses from time to time in circumstances the Committee determines to be appropriate.

Long-Term Incentives. The Named Executive Officers are also eligible to receive equity-based incentives and other awards from time to time at the discretion of the Committee. Equity-based incentives granted by Yahoo! to the Named Executive Officers are reported on Form 4 filings with the Securities and Exchange Commission.